EXHIBIT 2.2

                       AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger is entered as of July 8, 2004, by and between CANEUM, INC., a Nevada corporation ("Caneum"), and Pipeline Software, Inc., a California corporation ("Company").

RECITALS

     A. The boards of directors of Company and Caneum desire that Company will merge with and into Caneum (the "Merger"), so that Caneum will be the surviving corporation ("Surviving Corporation"), upon the terms and subject to the conditions of this Agreement and in accordance with the laws of the States of California and Nevada;

     B. For federal income tax purposes, it is intended by the parties that the Merger shall qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and (a)(2)(D) of the Internal Revenue Code of 1986, as amended, and that this Agreement shall constitute a Plan of Reorganization for purposes of Section 368 of such Code.

AGREEMENT

In consideration of the mutual representations, warranties, agreements and conditions set forth in this Agreement, Company and Caneum agree as follows:

1.   The Merger

     1.1 The Merger. At the Effective Time (as defined in Section 1.3), Company shall be merged with and into Caneum, the separate corporate existence of Company shall thereupon cease, and Caneum shall be the Surviving Corporation in the Merger. The name of the Surviving Corporation immediately following the Effective Time shall continue to be "Caneum, Inc."

     1.2 Filings. Upon fulfillment or waiver of the conditions specified in this Agreement, and provided that this Agreement has not been terminated in accordance with its provisions, Caneum and Company will cause proper articles of merger to be executed and filed with the offices of the Nevada Secretary of State and the California Secretary of State.

     1.3 Closing and Effective Time of the Merger. The Closing of the Merger (the "Closing") shall take place at 170 Newport Center Dr., Suite 220, Newport Beach, California 92660, on the business day on which all of the conditions to closing set forth in Sections 5 and 6 below are satisfied or waived, or at such other time as shall be mutually agreed upon by Company and Caneum. The Merger shall be effective at the time of the completion of filing of the articles of merger with the office of the Secretary of State of Nevada to complete the Closing (the "Effective Time").

     1.4 Effect of the Merger. The Merger shall have the effects set forth in Section 92A.250 of the Nevada Revised Statutes and Section 1107 of the California Corporation Code.

     1.5 Articles of Incorporation. The Articles of Incorporation of Caneum as in effect immediately prior to the Effective Time shall continue to be the Articles of Incorporation of Surviving Corporation immediately after the Effective Time, and may be amended from time to time after the Effective Time as provided by applicable laws.

     1.6 Bylaws. The Bylaws of Caneum as in effect immediately prior to the Effective Time shall continue to be the Bylaws of Surviving Corporation immediately after the Effective Time, and may be amended from time to time after the Effective Time as provided by the Articles of Incorporation and Bylaws of Surviving Corporation and applicable laws.

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     1.7  Directors and Officers.  The directors and officers of Caneum immediately before the Effective Time shall continue to be the directors and officers of Surviving Corporation immediately after the Effective Time, except that Charlie Sundling and Raju Patel shall become officers of Surviving Corporation at the Effective Time in accordance with their employment agreements with Surviving Corporation. After the Effective Time, Surviving Corporation's officers and directors may be removed or cease to be such, and their successors and additional officers and directors may be appointed, as provided by the Articles of Incorporation and Bylaws of Surviving Corporation and applicable laws.

     1.8  Conversion of Company Shares

          1.8.1 At the Effective Time, each then outstanding share of Company's common stock (the "Company Common Stock") shall be converted into and become the right of its record holder at the Effective Time (a
"Company Shareholder") to receive:

               (a) at the Effective Time, a fraction of one share of the voting common stock of Caneum (the "Caneum Common Stock") equal to
(i) 500,000, (ii) divided by the total number of outstanding shares of Company Common Stock at the Effective Time (the "Total Number of Company Shares");

               (b) on the first (1st) anniversary of the Effective Time, a fraction of one share of the Caneum Common Stock equal to
(iii) 250,000, (iv) divided by the Total Number of Company Shares;

               (c) on the second (2nd) anniversary of the Effective Time, a fraction of one share of the Caneum Common Stock equal to (v) 250,000,
(vi) divided by the Total Number of Company Shares; and

               (d) on the monthly anniversary of the day of the Effective Time for ten (10) consecutive months, a cash payment equal to
(vii) Fifty Thousand Dollars ($50,000), (viii) divided by the Total Number of Company Shares.

          1.8.2 The numbers of shares of Caneum Common Stock to be issued under Section 1.8.1(a)-1.8.1(c) shall be reduced in the event that the gross revenues of Company for the year ending December 31, 2003, as set forth in the audited financial statements of Company to be prepared under Section 4.7 of this Agreement (the "Audited Revenue Amount"), are less than ninety percent (90%) of the corresponding gross revenues set forth in Company's financial statements for the corresponding period included in Schedule 2.8 to this Agreement (the "Unaudited Amount"). The adjustment, if any, shall be as follows: the total number of shares issued at the Effective Time under Section 1.8.1(a) shall be reduced to equal 500,000 shares, multiplied by a ratio equal to (a) the Audited Revenue Amount, (b) divided by the Unaudited Amount. Any references in this Agreement to the shares issuable under Section 1.8.1(a) shall mean the shares issuable after such adjustment in this paragraph.

          1.8.3 If, between the date of this Agreement and the second anniversary of the Effective Time, Caneum or Surviving Corporation shall
(a) make a distribution on its shares of Caneum Common Stock in shares of Caneum capital stock or stock equivalents, (b) subdivide or reclassify its outstanding shares of Caneum Common Stock into a greater number of shares, or (c) combine or reclassify its outstanding shares of Caneum Common Stock into a smaller number of shares, the number of shares of Caneum Common Stock thereafter issuable at any time under Section 1.8.1 to a Company Shareholder shall be adjusted (without accelerating the actual date of issuance) to equal the number of shares of Caneum Common Stock such Company Shareholder would have been entitled to receive if such issuance had occurred immediately prior to the record date for such event and the shares received in such issuance had been changed or affected by such event in the same manner as the other outstanding shares of Caneum Common Stock. For example, if there should be a 2-for-1 stock split of the Caneum Common Stock, the number of shares of Caneum Common Stock thereafter issuable under Section 1.8.1 would be doubled. Such an adjustment shall be made successively whenever any event listed above shall occur.

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          1.8.4     If, between the date of this Agreement and the second
anniversary of the Effective Time, Caneum or Surviving Corporation shall make any distribution of cash, shares and/or other property to holders of Caneum Common Stock as a dividend, distribution, spin-off, split-off or liquidating distribution (other than a transaction described in Section 1.8.3), then provision shall be made so that the shares of Caneum Common Stock thereafter issuable at any time under Section 1.8.1 to a Company Shareholder shall be supplemented (without accelerating the actual date of issuance) to include the amount, number and type of cash, shares and/or other property such Company Shareholder would have been entitled to receive in such distribution if such issuance had occurred immediately prior to the record date for such distribution. Such an adjustment shall be made successively whenever any such distribution shall occur.

          1.8.5 If, between the date of this Agreement and the second anniversary of the Effective Time, there shall occur any reclassification, capital reorganization or recapitalization of Caneum or Surviving Corporation directly affecting the then outstanding shares of Caneum Common Stock, any consolidation or merger of Caneum or Surviving Corporation with or into another corporation or other entity, or any sale or disposition of all or substantially all of the assets of Caneum or Surviving Corporation, but excluding any transaction or distribution described in Section 1.8.3 or 1.8.4, then, as part of any such transaction, provision shall be made so that the shares of Caneum Common Stock thereafter issuable at any time under Section 1.8.1 to any Company Shareholder shall be adjusted (without accelerating the date of issuance) to equal the amount, number and type of shares and/or other property such Company Shareholder would have been entitled to receive if such issuance had occurred immediately prior to the record date for such transaction and the shares received in such issuance had been changed or affected in the same manner in the transaction as the other outstanding shares of Caneum Common Stock. Such an adjustment shall be made successively whenever any such transaction shall occur.

          1.8.6 In any case covered by Sections 1.8.3-1.8.5, the provisions set forth in this Agreement relating to the shares issued under Section 1.8.1 shall be appropriately adjusted so as to be applicable, as nearly as they may reasonably be, to any shares of stock and/or other property thereafter deliverable under Sections 1.8.1-1.8.5.

          1.8.7 If any fractional share of Caneum Common Stock would be issued at any time to a Company Shareholder under Section 1.8.1, after combining all the shares to then be so issued to that Company Shareholder, a whole share shall be issued instead of that fractional share. However, if a Company Shareholder's right to receive shares of Caneum Common Stock at any time under Section 1.8.1 is then held by two or more individuals or entities (together, Persons) and, after combining all the shares then to be issued to each of them, two or more of them would each receive a fractional share under Section 1.8.1, the one of them receiving the most shares will receive a full share instead of his or her fractional share and the other(s) of them will receive no fractional share or full share in replacement of his or her fractional share.

          1.8.8 The numbers of shares of Caneum Common Stock to be issued under Sections 1.8.1(b) and 1.8.1(c), and/or the cash payments to be received under Section 1.8.1(d), may be reduced in accordance with
Section 9 below.

          1.8.9 All of the holders of shares of outstanding Company Common Stock at the Effective Time and, if applicable, their spouses shall, as part of the Closing, sign and enter into a Stock Acquisition Agreement with Surviving Corporation, in the form attached to this Agreement as Exhibit A (the "Stock Acquisition Agreement"), and shall deliver to Caneum the certificates representing their shares of Company Common Stock for cancellation as of the Effective Time. Also as part of the Closing, Surviving Corporation shall issue to each Company Shareholder the certificate for the shares of Caneum Common Stock which he or she is entitled to receive under Section 1.8.1(a). The certificate for the Caneum Common Stock to be issued to a Company Shareholder under
Section 1.8.1(b) shall be delivered to him or her on the first anniversary of the Effective Time, subject to the terms of his or her Stock Acquisition Agreement. The certificate for the Caneum Common Stock to be issued to a Company Shareholder under Section 1.8.1(b) shall be delivered to him or her on the second anniversary of the Effective Time, subject to the terms of his or her Stock Acquisition Agreement.

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2.   Representations and Warranties of Company.  Company represents and warrants to Caneum as set forth below. These representations and warranties are made as an inducement for Caneum to enter into this Agreement and, but for the making of such representations and warranties and their accuracy, Caneum would not be a party to this Agreement.

     2.1 Corporate Organization and Authority. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California with full power and authority to enter into and perform the transactions contemplated by this Agreement. Company does not have any subsidiaries or own any interest in another entity. Company has delivered to Caneum complete and accurate copies of Company's articles of incorporation, as amended, of its current bylaws, and of the minutes and records of actions and meetings to date of Company's board of directors and shareholders.

     2.2  Authorization and Enforceability.  The Merger and this
Agreement have been duly approved by the board of directors of Company and by all of the Company's shareholders. Each shareholder of Company has also agreed to enter into the Stock Acquisition Agreement, to cause any transferee of his or her Company shares also to agree to enter into the Stock Acquisition Agreement at the Closing and, if he or she is then a Company employee, to enter into a confidentiality and technology assignment agreement with Surviving Corporation substantially in the form attached to this Agreement as Exhibit B (a "Confidentiality and Assignment Agreement") at the Closing. Copies of the unanimous written consents of Company's board and shareholders and of such agreements of Company's shareholders are attached to this Agreement as Schedule 2.2. Company has taken all corporate actions necessary to authorize the execution, delivery and performance of this Agreement and the Merger. At the Effective Time, the Licensor Corporation (as defined in Section 4.4) shall have taken all corporate actions necessary to authorize the execution, delivery and performance by it of the License Agreement. This Agreement constitutes the legal, valid and binding obligations of Company, enforceable against Company in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or similar laws or equitable principles relating to or limiting the rights of creditors generally. Each agreement referenced in items (d)-(g) of
Section 5 (a "Closing Agreement"), at the Effective Date, will constitute the legal, valid and binding obligation of the party or parties to that agreement other than Caneum (the "Other Party" or "Other Parties"), enforceable against the Other Party or Other Parties in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or similar laws or equitable principles relating to or limiting the rights of creditors generally. The execution delivery and performance of this Agreement by Company, and of each Closing Agreement by the Other Party or Other Parties to that agreement will not violate or constitute a default, or a condition that, if continued, with the passage of time or notice would constitute a default, under (a) Company's or an Other Party's articles or bylaws, (b) any agreement to which Company or an Other Party is a party, or (c) any statute or law or any judgment, decree, order, regulation or rule of any court or governmental agency, authority or subunit ("Governmental Authority") to which Company or an Other Party is subject. Except for any required tax filings, the filings referred to in Section 1.2 and the actions to be take at the Closing under this Agreement, no authorization or approval of, or filing with, any governmental, regulatory or administrative body or any other Person is required in connection with the execution, delivery and performance by Company of this Agreement or by the Other Parties of the Closing Agreements.

     2.3 Capitalization. The authorized capital stock of Company consists of 6,000,000 shares of common stock, of which 3,306,500 shares are outstanding. The names and holdings of all holders of Company's outstanding shares, and of all holders of outstanding options or other rights to acquire shares of capital stock from Company, are set forth on
Schedule 2.3 to this Agreement. All of the outstanding shares of Company have been duly authorized and validly issued and are fully paid and nonassessable. Other than as set forth in Schedule 2.3, there are no options, warrants, debentures, conversion privileges, or other rights, agreements or commitments obligating Company to issue or to transfer any additional shares of capital stock to any Person.

     2.4 Directors and Officers. The names and titles of all present directors and officers of Company are as follows: Charlie Sundling - Chairman of the Board of Directors, President and CEO; Raju Patel - Director and Vice President-Services; and Troy Dunkel - Director.

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     2.5  Material Agreements.  Schedule 2.5 to this Agreement lists each of the written and oral agreements of Company which is any of the following, and identifies the other party or parties to the agreement and the item(s) below to which each such agreement corresponds: (a) an agreement of Company with and any of its employees, directors, officers or shareholders, or any Affiliate of any such Persons, other than an oral at will employment agreement; (b) a loan agreement, indenture, bond, guaranty or other material financing agreement under which Company is indebted to any Person or any other Person is indebted to Company;
(c) an agreement under which Company has granted to any Person a security interest in any of Company's assets; (d) an agreement under which a third party has granted to Company a license, lease, consignment or other right to use tangible or intangible personal or real property, other than licenses to Company of non-customized computer software programs used with Company's personal computers of which the purchase prices and current royalties per year aggregate less than $10,000; (e) an agreement under which Company has granted to any Person a license, lease, consignment or other right to use Company's tangible or intangible personal; (f) an Agreement restricting rights of Company to engage or compete in any business;
(g) a partnership, joint venture or other agreement under which Company owns a debt or equity interest in another corporation, partnership, joint venture, limited liability company or other entity; (h) any agreement involving sales, licenses or purchases by Company of more than $10,000 during the past 12 months; (i) any agreement involving future binding obligations of Company or another party of more than $10,000; and (j) any agreement not terminable by Company without penalty with notice of 90 days or less. For purposes of this Agreement, an "Affiliate" of an entity means any Person directly or indirectly controlling, controlled by or under common control with that entity, and an "Affiliate" of an individual means any entity directly or indirectly controlled by that individual and his or her Affiliates and any child, spouse or other close relative of that individual. For purposes of this Section 2.5, a "Listed Agreement" is an agreement required to be listed or described in Schedule 2.5.
Complete copies of all the existing written Listed Agreements have been provided to Caneum by company, and complete copies of any other written agreements which become Listed Agreements after the date of this Agreement shall be immediately provided to Company to Caneum. Schedule
2.5 also contains a description of the material terms of each existing oral Listed Agreement and a description of the material terms of each oral agreement which becomes a Listed Agreement after the date of this Agreement shall be immediately provided to Caneum by Company. Except as set forth in Schedule 2.5 or another schedule or exhibit to this
Agreement: (i) Company has not assigned, sublicensed or subleased to any third party any of Company's rights under any Listed Agreement; and
(ii) neither Company nor, to the best of Company's knowledge, any other party is in material violation of or default under, nor is there any existing condition that, if continued, with the passage of time or notice would constitute a material violation or default by Company or, to the best of Company's knowledge, by any other party under, any Listed Agreement;
(iii) there have been no requests for equitable adjustment, claims, demands or any other assertions of liability against Company with respect to any Listed Agreement which have not been rescinded; (iv) no Listed Agreement has been terminated or, to the best of the Company's knowledge, threatened to be terminated by any party thereto; and, (v) to the best of Company's knowledge, each Listed Agreement is a binding obligation of each party thereto, enforceable against each such party in all material respects in accordance with its terms except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally.

     2.6 Intellectual Property. Schedule 2.6 to this Agreement lists all of the patents, patent applications, copyrights, trademarks, service marks, names and internet domain names that are presently used by Company in connection with the conduct of its business, and the present U.S. registration status of each of them. As used in this Section 2.6, "Intellectual Property" means patents and patent applications, trade secrets, copyrights, microcode, designs, maskworks, technology, inventions, technical data, computer programs, rights to the use of the name "Pipeline Software" and variations thereof, trademarks, service marks, trade names, internet domain names, business techniques and other intellectual property rights and applications therefore. Except as set forth in Section 4.4 of this Agreement and Schedule 2.6 or 2.5:
(a) Company has received no notice, and Company is not aware, that Company's activities or any of the Intellectual Property owned or used by Company has infringed or violated any Intellectual Property right of any third party; (b) to the best of Company's knowledge, Company owns or is entitled to use all of the Intellectual Property required for the present conduct of its business; (c) Company may enter into the Merger under this Agreement without causing any of Company's Intellectual Property to be lost or reduced; (d) Surviving Corporation may continue to use Company's Intellectual Property after the Effective Time in the same manner as it has been used by Company, except for any expirations of Listed Agreements or registered Intellectual Property in accordance with their terms;
(e) other than in the ordinary course of

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business, Company does not license, lease or use any material Intellectual
Property owned by other Persons, (f) other than in the ordinary course of business, Company has not transferred, licensed or leased to any third party any of its Intellectual Property; (g) Company is not aware of any infringement or unauthorized use by others of Company's Intellectual Property;
(h) Company has entered into a appropriate confidentiality and technology assignment agreement with each of its past and current employees, and with each independent contractor who has provided services relating to Company's development or modification of its Intellectual Property, copies of which have been provided to Caneum, and, (i) under their agreements with the Company or applicable laws, all of the Intellectual Property developed or generated by Company's past and present employees and individual independent contractors in the course of their providing services to the Company have become the sole property of Company.

     2.7 Taxes. Within the times and in the manner prescribed by law, Company has filed all national, local and foreign tax returns and filings required by applicable tax laws and Company has paid and withheld all income, employment, property, sales and other taxes (including estimated taxes), unemployment and disability compensation insurance contributions, assessments and penalties due and payable or required to be withheld by Company. Company has provided to Caneum complete copies of Company's income tax returns and schedules for Company's two (2) most recently completed fiscal years.

     2.8 Financial Statements. Schedule 2.8 to this Agreement contains unaudited balance sheets, income statements, statements of cash flows and related financial information of Company as of the end of and for (a) the year ended December 31, 2003 and (b) the four month period ended April 30, 2004. Such financial statements are complete in all material respects and calculate and present the data set forth therein in all material respects fairly and (except for the absence of footnote disclosures in and year-end adjustments to the monthly statements) in accordance with generally accepted accounting principles ("GAAP") (as consistently applied by Company).
Company will provide Caneum with comparable financial statements meeting such requirements for each full calendar month ending before the Effective Time, not more than thirty (30) days after the end of such month.

     2.9 Adverse Changes. Except as set forth in Schedule 2.9 to this Agreement or the monthly financial statements provided to Caneum under
Section 2.8, since December 31, 2003, there has been no event, change or development, other than those adversely affecting the economy generally or both Company and Caneum in a substantially similar manner, which has had or reasonably can be expected to have a material adverse effect on Company's operations, revenues, assets or business, taken as a whole (a "Company Material Adverse Effect"). Except as set forth in Schedule 2.9, since December 31, 2003, Company has conducted its business only in the ordinary course consistent with Company's past practice and Company has not made any material sale or disposition of its assets outside the ordinary course of its business.

     2.10 Liabilities. Except for obligations to be performed in the future under the Listed Agreements or as set forth in Schedule 2.10 or the other schedules to this Agreement, to the best knowledge of the Company, (a) there are no liabilities of Company, whether accrued, absolute, contingent or otherwise, which arose or relate to any action or transaction of Company occurring before the latest date of the financial statements delivered to Caneum under Section 2.8, which are not disclosed by or reflected in such financial statements and individually or in the aggregate have or reasonably can be expected to have a Company Material Adverse Effect; and (b) there are no circumstances, conditions, events or arrangements, contractual or otherwise, known to Company's officers, which otherwise hereafter will or reasonably can be expected to give rise to liabilities of Company having a Company Material Adverse Effect, except for the normal future conduct of Company's business.

     2.11 Governmental Authorizations and Violations of Laws.
Company and its employees hold all permits, licenses, consents and authorizations by Governmental Authorities necessary for the present conduct of Company's business. Company knows of no threatened suspension, cancellation or invalidation of any such material permit, license, consent or authorization. Company has not received notice from any Governmental Authority or any other Person, that has not been rescinded, that Company is in violation of or default under any statute, law, regulation, code or ordinance, or any governmental order, writ, injunction or decree. Except as set forth in the schedules to this Agreement, to the best knowledge of the Company, no such violation or default exists, and there exists no condition or event which with notice,

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lapse of time or both will constitute such a violation or default, where such violation or default has or reasonably can be expected to have a Company Material Adverse Effect.

     2.12 Employees and Contractors.  Schedule 2.12, together with
Schedule 2.5, accurately sets forth: (a) the present names and positions of all of Company's employees and any individuals retained by Company as contractors to provide services relating to the development or licensing of Company's Intellectual Property (together, "Workers"); (b) descriptions of the compensation, and of the medical, health, severance, retirement, vacation, sick leave, insurance and other benefits and plans, presently provided by Company to its Workers; (c) any obligations of Company to provide compensation or benefits to former Workers; (d) any other liabilities of or obligations known to the Company to be owed by Company to its Workers or former Workers on account of their employment, retentions or terminations by Company or other events or omissions occurring or claims made against Company, including (without limitation) for any alleged or actual work-related accidents or injuries, age and sex discrimination, sexual harassment, violation of employment or safety laws, wrongful discharge, claims for workers' compensation, medical care or reimbursements, rights or benefits under Company's employee pension plans, or health care claims under any plan or policy of Company or applicable law. True and complete copies of any such plans or agreements described in Schedule 2.12 have been delivered to Caneum. Company is in compliance in all material respects with he terms of such plans or agreements and with all statutes, orders or governmental rules and regulations applicable to such plans. Company's employees are not covered by any collective bargaining agreement with a labor union and Company has not recognized any particular trades unions for industrial relations purposes. Except as set forth in Schedule 2.12 or Schedule
2.5, (i) there is no employment or contractor agreement between Company and any of its present or former Workers that may not be terminated at will without special compensation or penalty by Company giving notice to the Worker; (ii) the Merger will not violate any agreement of Company with any present or former Worker or result in any obligation of Company to any such Worker; and (iii) there exists no agreement between Company and any present or former Worker which will require Company to issue or transfer to, or purchase or acquire from, such Worker or any other Person any shares of stock or other ownership interests in Company or Surviving Corporation, or any options to sell or acquire other rights with respect to any such shares or ownership interests.

     2.13 Insurance Policies. Company has provided to Caneum accurate and complete copies of all of Company's policies of malpractice, product liability, other liability, fire, other casualty, workers' compensation, group health and other forms of insurance which are presently in effect or have been in effect during the last two (2) years, and Caneum has designated which policies are presently in effect.

     2.14 Litigation. Except as set forth in Schedule 2.14, no lawsuit, arbitration, governmental or regulatory investigation or other legal proceeding against Company, or against a shareholder, Worker or Affiliate of Company (past or present) relating to Company's business, or to which Company is otherwise a party, is pending or, to the best knowledge of Company, threatened.

     2.15 Hazardous Materials. No hazardous or toxic substance or material has been stored, generated, used, manufactured, treated, deposited, spilled, discharged, released or disposed of on or under any real property currently or previously owned or leased by Company, and Company has complied with all laws governing such substances or materials.

     2.16 No Brokers. Neither Company nor any Person acting on behalf of Company has employed any broker, agent or finder or incurred any liability or obligation for any brokerage fees, agent's commissions, finder's fees or similar payments in connection with the transactions contemplated by this Agreement.

     2.17 Accuracy of Statements. No representation or warranty of Company contained in this Agreement, nor any other schedule, document, certificate or statement furnished to Caneum by or on behalf of Company pursuant to or in connection with this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit a material fact necessary in order to make the other statements contained therein or in this Agreement not misleading.

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3.   Representations and Warranties of Caneum.  Caneum represents and warrants to Company as set forth below. These representations and warranties are made as an inducement for Company to enter into this Agreement and the License Agreement and, but for the making of such representations and warranties and their accuracy, Company would not be a party to those agreements.

     3.1 Corporate Organization and Authority. Caneum is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada with full power and authority to enter into and perform the transactions contemplated by this Agreement. Caneum does not have any subsidiaries or own any interest in another entity. Caneum has delivered to Company complete and accurate copies of Company's articles of incorporation, as amended, of its current bylaws, and of the minutes and records of actions and meetings to date of Company's board of directors and shareholders.

     3.2 Authorization and Enforceability. The Merger and this Agreement have been duly approved by the board of directors of Caneum.
In addition, the ten (10) largest shareholders, in terms of their share holdings, have agreed to vote their Caneum shares, and to cause any transferees of any of their Caneum shares to vote such shares, in favor of the Merger and this Agreement. Copies of the unanimous written consent of Caneum's board and of such agreements by Caneum's shareholders and option holders are attached to this Agreement as Schedule 3.2.
Caneum also agrees that, until the Effective Date or termination of this Agreement, it will not issue any additional shares of its voting stock or options to acquire its voting stock unless the issuees or optionees agree to vote their shares of Caneum stock in favor of the Merger and this Agreement. Except for obtaining the required approval of its shareholders, Caneum has taken all corporate actions necessary to authorize the execution, delivery and performance of this Agreement, the Closing Agreements and the Merger. This Agreement constitutes, and the Closing Agreements will constitute at the Effective Time, the legal, valid and binding obligations of Caneum, enforceable against Caneum in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency or similar laws or equitable principles relating to or limiting the rights of creditors generally. Caneum's execution, delivery and performance of this Agreement and the Closing Agreements will not violate or constitute a default, or a condition that, if continued, with the passage of time or notice would constitute a default, under (a) Caneum's articles or bylaws, (b) any agreement to which Caneum is a party, or (c) any statute or law or any judgment, decree, order, regulation or rule of any court or Governmental Authority to which Caneum is subject. Except for any required tax filings, filings under federal and California securities laws in connection with the approval of the Merger by the Caneum shareholders, the exemptions referred to in Section 1.9 of the Stock Acquisition Agreement and the registration rights under Section 5 of the Stock Acquisition Agreement, the filings referred to in Section 1.2 and the actions to be take at the Closing under this Agreement, no authorization or approval of, or filing with, any governmental, regulatory or administrative body or any other Person is required in connection with the execution, delivery and performance by Caneum of this Agreement and the Closing Agreements.

     3.3 Capitalization. As of the date of this Agreement, the authorized capital stock of Caneum consists of 120,000,000 shares of capital stock, consisting of 100,000,000 shares of common stock, of which 4,029,190 shares are outstanding, and 20,000,000 shares of preferred stock, of which 0 shares are outstanding. All of the outstanding shares of Caneum have been duly authorized and validly issued and are fully paid and nonassessable. As of the date of this Agreement, there are outstanding options to purchase up to 3,789,500 shares of Caneum's common stock, and no other options, warrants, debentures, conversion privileges, or other rights, agreements or commitments obligating Caneum to issue or to transfer any additional shares of capital stock to any Person.

     3.4 SEC Filings. Caneum has made all filings which it has been required to make under, and all such filings and the disclosures contained therein are in compliance in all material respects with, the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations of the Securities and Exchange Commission ("SEC") thereunder.

     3.5 Accuracy of Statements. No representation or warranty of Caneum contained in this Agreement, nor any other schedule, document, certificate or statement furnished to Company by or on behalf of Company pursuant to or in connection with this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit a material fact necessary in order to make the other statements contained therein or in this Agreement not misleading.

4.   Agreements of the Parties

     4.1 Access to Information. Each of Company and Caneum, and its authorized representatives, shall have full access during normal business hours to all properties, books, records, contracts and documents of the other party, and the other party shall furnish or cause to be furnished to such party and its authorized representatives all information with respect to the affairs and business of the other party as such party may reasonably request. Each party shall hold confidential, and shall cause its employees, contractors and representatives to hold confidential, subject to any disclosures mandated by applicable laws, all such information and documents it has received from the other party or its representatives (both before and after the date of this Agreement), other than information that (a) is in the public domain at the time of such disclosure by the other party or its representatives; (b) becomes part of the public domain after such disclosure through no fault of such party,
(c) is known to such party or any of its officers or directors prior to such disclosure; or (d) is disclosed in accordance with the written consent of the other party. In the event this Agreement is terminated prior to the Closing, each party shall, upon the written request of the other party, promptly return to the other party all copies of documentation and information regarding the other party that were provided to such party by the other party or its representatives. Each party acknowledges that any investigation under this paragraph by the other party shall be independent of and in addition to such party's representations and warranties set forth in this Agreement and that the other party may rely on the accuracy and completeness of such representations and warranties notwithstanding such investigation.

     4.2 Company Actions Prior to Closing. Until the Effective Time or termination of this Agreement, unless otherwise approved in writing by Caneum or provided for in this Agreement:

          4.2.1 Company shall: (a) carry on its business diligently and substantially in the same manner as previously conducted; (b) use its best efforts (without violating any other item of this Section 4.2) to preserve intact its business organization, staff and third party relationships; (c) comply with all laws applicable to it; (d) promptly notify Caneum of any lawsuit, legal proceeding, investigation or material claim that may be threatened, brought, asserted or commenced against it, its officers or its directors involving in any way the business, properties or assets of Company; and (e) pay its accounts payable and other contractual payment obligations as they become due; and

          4.2.2 Company shall not: (a) enter into any contract or commitment, or engage in any transaction, not in the ordinary course of its business consistent with past practices; (b) do any act or omit to do any act, or permit any act or omission to act, which will cause a breach of any material contract, commitment or obligation of Company;
(c) sell, license or dispose of any non-cash property or assets, except products sold in the ordinary course of its business; (d) place or allow to be imposed on its assets any material security interest or lien
(e) make any change in the compensation, benefits or plans payable or available to, or to become payable or available to, any employee of Company or any individual consultant or contractor retained to provide services to Company; (f) make any cash payment or cash distribution to any of its shareholders except for salary payments consistent with their present salaries), earlier than five business days before the Effective Time or which would cause the condition in Section 5(m) not to be satisfied; (g) take or agree to take any action that would violate its obligations under this Agreement or cause its representations in this Agreement to be inaccurate if made as of the time of such action or the Effective Time; (h) enter into any agreement to do any of the foregoing; or (i) permit any subsidiary entity to do any of the foregoing.

     4.3 Acquisition Proposal. Until the Effective Time or termination of this Agreement, Company shall not, and shall cause its officers, directors, employees or other agents not to, directly or indirectly,
(a) take any action to solicit, initiate or encourage, or enter into, any Company Acquisition Proposal (as defined below) or (b) engage in discussions or negotiations with, or disclose any nonpublic information relating to Company to, or afford access to Company's properties, books or records to, any Person that may be considering making, or has made, any Company Acquisition Proposal. The term "Company Acquisition Proposal" means any offer or proposal for, or any indication of interest in, a merger, acquisition, consolidation or other business combination directly or indirectly involving Company or any Company subsidiary, or the acquisition of all or a substantial equity interest in, or all or a substantial portion of the assets of, Company or any Company subsidiary, other than the transactions under this Agreement.

     4.4 Transfer of Intellectual Property and License to Surviving Corporation. At or before the Effective Time, Company shall be entitled to assign to a corporation owned by certain of its shareholders ("Licensor Corporation") certain of the Company's Intellectual Property rights, all of which shall be licensed to Caneum pursuant to the License Agreement attached to this Agreement as Exhibit C (the "License Agreement"). As part of the Closing, Licensor Corporation and Surviving Corporation will enter into the License Agreement. Surviving Corporation shall retain all of Company's rights, titles and interests in and to the mark Pipeline Software, Company's related logos, Pipeline's URL address and related trademarks, service marks, trade names and copyrights.

     4.5  Caneum Shareholder Approval.  Subject to the requirements of
Section 14 of the 1934 Act, Caneum shall as soon as reasonably practicable submit this Agreement and the Merger for approval by its stockholders, as required by Nevada and California corporate laws, and, subject to its rights under Section 8 of this Agreement, Caneum shall use its best efforts to obtain such stockholder approval and adoption of this Agreement and the Merger. The requested approval by Caneum shareholders shall also include separately approval of an increase in the number of shares issuable under Caneum's 2002 Stock Option/Stock Issuance Plan. In connection with such written action by, or meeting of, stockholders, Caneum shall prepare a proxy or information statement to be furnished to the shareholders of Caneum and Company setting forth information about this Agreement and the transactions contemplated by this Agreement and shall submit it to the SEC as required by the 1934 Act and rules thereunder. Company shall promptly furnish to Caneum all information, and take such other actions, as may reasonably be requested in connection with any action to be taken by Caneum in connection with the preparation, regulatory approval and distribution of such information or proxy statement.

     4.6 No Assurance as to Tax or Accounting Consequences. It is expressly understood and agreed that neither Caneum, nor any of their officers, counsel or agents, have made any representation, warranty or agreement (except as set forth in the next sentence), expressed or implied, as to the tax or accounting consequences of the transactions contemplated by this Agreement or the tax or accounting consequences of any action pursuant to or growing out of this Agreement. However, neither the Company nor Caneum, nor any of their respective officers, counsel or agents, shall knowingly take any action to cause the Merger to be treated as other than a tax-deferred reorganization of the type described in Recital B hereto.

     4.7 Audit of Company's Financial Statements. The auditing firm of White & Haskell, or another auditing firm selected by Caneum, will be promptly engaged by the parties to audit the financial statements of Company for periods ending December 31, 2003, as necessary for such financial statements and the financial statements and required filings of Surviving Corporation to be able to satisfy applicable requirements under the 1934 Act and rules thereunder and of the SEC. Company and Caneum will each be obligated to pay one-half of the fees of such auditing firm for such services.

     4.8 Expenses. Except as provided in Sections 4.7 and 10.4, each party shall bear solely all the expenses it incurs in connection with or related to the due diligence, authorization, preparation, negotiation, execution and performance of this Agreement, including all reasonable fees and expenses of its outside counsel.

     4.9 Publicity. Company shall not issue or cause the publication of any press release or other announcement with respect to the Merger without the prior written consent of Caneum, which shall not be unreasonably refused.

     4.10 Additional Actions. Subject to the terms and conditions of this Agreement, each party shall use all commercially reasonable efforts to obtain any consents, approvals and actions by other Persons, and do all other things, necessary for the Closing of the Merger and consummation of the transactions contemplated by this Agreement.

     4.11 Notification of Certain Matters. Between the date of this Agreement and the Effective Time, Company and Caneum will each give prompt notice in writing to the other party upon becoming aware of:
(a) any representation made by such party in this Agreement is no longer accurate in any material way; or (b) the occurrence or non-occurrence of any event or circumstance which will result, or is likely to result, in the failure of any condition in this Agreement to be complied with or satisfied.

5.   Conditions to Caneum's Obligations

     The obligations of Caneum to proceed with the Closing of the Merger and the transactions contemplated by this Agreement are subject to the satisfaction on or before the Effective Time of all the following conditions, any one or more of which may be waived, in whole or in part, by Caneum in its sole discretion:

     (a) Each of the material covenants and agreements in this Agreement to be complied with and performed by Company on or before the Effective Time shall have been duly complied with and performed;

     (b)  Each of the representations and warranties of Company in
Section 2 above shall continue be accurate as of the date of this Agreement, except for such inaccuracies that individually or in the aggregate do not and cannot reasonably be expected to have a Company Material Adverse Effect;

     (c) Each of the Company Shareholders shall have executed and delivered the Stock Acquisition Agreement;

     (d) Each of Company's employees at the Effective Date will have executed and delivered a Confidentiality and Assignment Agreement;

     (e)  Licensor Company shall have executed and delivered the License
Agreement;

     (f) Charlie Sundling's Employment Agreement with Caneum, a copy of which is attached to this Agreement as Exhibit D, will not have been materially breached by Sundling or terminated other than under Section 6(d) thereof;

     (g) Raju Patel's Employment Agreement with Caneum, a copy of which is attached to this Agreement as Exhibit E, will not have been materially breached by Patel or terminated other than under Section 6(d) thereof;

     (h) White & Haskell, or another auditing firm selected by the parties, shall have completed its audit of Company's financial statements described in Section 4.7 above;

     (i) No action, suit or proceeding instituted by any Governmental Authority shall be pending, and no statute, rule, order, decree or regulation, and no injunction, order, decree or judgment of any court or Governmental Authority of competent jurisdiction, may be in effect, in each case which would prohibit, restrain, enjoin or restrict the consummation of the Merger, provided that Caneum must have used all reasonable best efforts to prevent the entry of such injunction or other order;

     (j) The Caneum shareholders must have duly consented to or approved the Merger and this Merger Agreement;

     (k) Company shall have positive net income for the year ending December 31, 2003, as set forth in the audited financial statements of Company to be prepared under Section 4.7 of this Agreement;

     (l) Company shall have at least $700,000 of gross revenues and positive net income for the period from January 1, 2004 until June 30, 2004, as set forth in unaudited financial statements of Company meeting the requirements of Section 2.8 above; and

     (m)  The sum of the following shall not be less than $300,000:
(i) the total amount of Company's cash at the Effective Time, (ii) plus the total amount of the Company's accounts receivable at the Effective Time which are not then more than 45 days beyond the invoice due date, (iii) less Company's accounts payable at the Effective Time. For this purpose, Company's accounts payable shall be determined in accordance with GAAP and shall include, if not otherwise included, the amount of all accrued but unpaid vacation pay then owed by Company to its employees.

6.   Conditions to Company's Obligations.

     The obligations of Company to proceed with the Merger and the Closing of the transactions contemplated by this Agreement are subject to the satisfaction on or before the Effective Time of all the following conditions, any one or more of which may be waived, in whole or in part, by Company in its sole discretion:

     (a) All of the material covenants and agreements in this Agreement to be complied with and performed by Caneum on or before the Effective Time shall have been duly complied with and performed; and

     (b) Each of the representations and warranties of Caneum in Section 3 above shall continue to be accurate as of the date of this Agreement, except for such inaccuracies that individually or in the aggregate do not and cannot reasonably be expected to have a material adverse effect on Caneum's operations, revenues, assets or business, taken as a whole (a "Caneum Material Adverse Effect");

     (c) Caneum shall have executed and delivered the Stock Acquisition Agreement and the License Agreement;

     (d) No action, suit or proceeding instituted by any Governmental Authority shall be pending, and no statute, rule, order, decree or regulation, and no injunction, order, decree or judgment of any court or Governmental Authority of competent jurisdiction, may be in effect, in each case which would prohibit, restrain, enjoin or restrict the consummation of the Merger, provided that Company must have used all reasonable best efforts to prevent the entry of such injunction or other order;

     (e) Caneum's shares shall be traded publicly through the Over-the-Counter Electronic Bulletin Board;

     (f) Charlie Sundling's Employment Agreement with Caneum, a copy of which is attached to this Agreement as Exhibit D, will not have been terminated under Section 6(d) thereof or materially breached by Caneum; and

     (g) Raju Patel's Employment Agreement with Caneum, a copy of which is attached to this Agreement as Exhibit E, will not have been terminated under Section 6(d) thereof or materially breached by Caneum;

7.   Deliveries at the Closing

     At the Closing: (a) Company, Caneum, the Company Shareholders and Licensor Corporation shall sign and deliver to each other, as applicable, counterparts of the Closing Agreements, and, if applicable, the Stock Acquisition Agreement shall be signed by each spouse of a Company Shareholder, (b) each Company Shareholder shall deliver to Caneum for cancellation the certificate(s) representing his or her shares of Company stock; (c) Caneum will deliver to the Company Shareholders the certificates evidencing the shares of Caneum Common Stock issued to them under Section 1.8.1(a); (d) Company shall deliver to Caneum an officer's certificate certifying that the conditions specified in Section 5(a)-(c) have been satisfied as of the Effective Time; (e) Caneum shall deliver to Company an officer's certificate certifying that the conditions specified in Section 6(a)-(c) have been satisfied as of the Effective Time; and (f) the filings described in Section 1.2 shall be made with the Nevada and California Secretaries of State. Until the Closing or termination of this Agreement under Section 8, the parties shall use reasonable efforts and cooperate in order to satisfy the conditions set forth in Sections 5 and 6 and to consummate the Closing.

8.   Termination and Break-Up Fee

     8.1 Termination Rights. This Agreement may be terminated at any time prior to the Effective Time: (a) by either party if any event shall have occurred or any state of facts shall exist that renders any of the conditions to such party's obligations set forth in Section 5 or 6 incapable of fulfillment by September 15, 2004 (the Termination Date), provided that such incapability shall not have resulted to a significant extent from that party's breach(es) of this Agreement or the inaccuracy of that party's representation(s) in this Agreement, or (b) by either party if the other party shall have committed a material breach of its obligation or obligations under this Agreement, or one or more representations made by the other party in Section 5 or 6 is inaccurate in a material way, and (c) by either party if the Closing shall not have occurred by the Termination Date, other than as a result to a significant extent of that party's breach(es) of this Agreement or the inaccuracy of that party's representation(s) in this Agreement. Such a termination by either party shall be made by its giving a written notice of such termination to the other party setting forth the basis for the termination. Following such termination of this Agreement, neither party shall have liability to the other party relating to such termination, other than any liability resulting from the breach of this Agreement by a party or the inaccuracy of a party's representations and warranties prior to the date of termination. Sections 4.8, 8.2, 9 and 10 of this Agreement and the last two sentences of Section 4.1, as applicable, shall continue to be applicable and binding after any such termination.

     8.2 Break-Up Fee. In the event that the Closing does not take place and (a) Company has breached Section 4.3, or (b) this Agreement is terminated by Caneum under Section 8.1(b), or (c) this Agreement is terminated by Caneum under Section 8.1(a) on account of the inability to fulfill a condition set forth in Section 5(a)-5(f), or (d) this Agreement is otherwise terminated by Caneum under Section 8.1, or this Agreement is terminated by Company under Section 8.1(c), in each such case while Caneum would then be entitled to terminate this Agreement under Section 8.1(b) if its cure period were eliminated, and, if (in any such case
(a)-(d)) within twelve (12) months after such breach, acceptance or termination Company closes a transaction proposed in a Company Acquisition Proposal, then, immediately upon such closing, Company shall pay to Caneum a cash amount equal to five percent (5%) of the total consideration (including the assumption of any liabilities of Company), cash and non-cash (as, when and in such proportions as such consideration is received by Company and/or its shareholders) paid to the Company and/or its shareholders in such transaction. This paragraph shall not limit Caneum's rights to seek other remedies available under this Agreement or applicable laws (other than specific performance hereof if the foregoing amounts are paid) for any breach by Company of its obligations under this Agreement, provided that any amounts paid to Caneum under this paragraph shall reduce any amounts otherwise payable to Caneum by the Company on account of the Company's breach of this Agreement.

9.   Offset Rights

     In the event that, if Company had not been merged into Caneum and they were separate entities, any amounts would be owed to Caneum by Company under this Agreement or applicable laws, including as damages or rights to indemnification, for any breach by Company of its agreements in this Agreement or the inaccuracy of any representation or warranty by Company in this Agreement other than relating to Section 2.8 (insofar as it applies to the financial statements delivered pursuant to clause (a) thereof) (together the Deemed Owed Amount), then Surviving Corporation, in its discretion, may:

     (a) reduce the number of shares of Caneum Common Stock to be issued to the Company Shareholders in the future under Section 1.8.1(b) or 1.8.1(c) of this Agreement pro rata in accordance with their respective holdings of shares of Company at the Effective Time, by a number of such shares equal to (i) all or a portion of the Deemed Owed Amount, less any portions of the Deemed Owed Amount separately taken into account under Sections 9(b) and 9(c) below, (ii) divided by $.75 (the agreed fair market value of a share of Caneum Common Stock on the date of this Agreement); and/or

     (b) reduce the cash amounts to be paid to the Company Shareholders in the future under Section 1.8.1(d) of this Agreement, pro rata in accordance with their respective holdings of shares of Company at the Effective Time, by all or a portion of the Deemed Owed Amount, less any portions of the Deemed Owed Amount separately taken into account under Sections 9(a) and 9(c); and/or

     (c) offset or credit all or a portion of the Deemed Owed Amount, not in excess of the total Deemed Owed Amount less the portions thereof separately taken into account under Sections 9(a) and 9(b) above, and thereby satisfy or reduce, any amounts owed by Surviving Corporation and/or its officers, directors, employees, shareholders, advisors or agents to any Company Shareholder(s), or assignee(s) or successor(s) of any Company Shareholder(s), on account of this Agreement, the Stock Acquisition Agreement or any violations of Caneum's, Surviving Corporation's or such Persons' duties or obligations under securities laws or other laws in connection with the Merger, the Stock Acquisition Agreement, this Agreement or issuances of the shares of Caneum Common Stock to the Company Shareholders.

          No such reduction, offset or credit shall be made or taken under this Section 9 unless the total Deemed Owed Amount is greater than $20,000, in which case only the amount of the Deemed Owed Amount (subject to the following sentence) in excess of such $20,000 deductible may be taken into account with respect to reductions, offsets and/or credits under this Section 9. Any portion of the total Deemed Owed Amount in excess of $100,000 shall be disregarded for purposes of this Section 9. The Company Shareholders will not otherwise (except for fraud) have personal liability to Caneum or Surviving Corporation on account of the inaccuracy of any representation or warranty made by Company in this Agreement or the breach by Company of any covenant made by it in connection with this Agreement, but this sentence does not limit a Company Shareholder's liability for his or her breach of an exhibit to this Agreement to which he or she is a party or the inaccuracy of any warranty or representation made by him or her in such an exhibit. In no event shall the Company or the Company Shareholders have any liability for any accounting consequences of the failure of the Caneum options granted to Sundling and Patel pursuant to Section 1.8.9 above to qualify as incentive stock options. Solely for purposes of determining the Deemed Owed Amount, Company shall be deemed to have agreed under this Agreement to reimburse, indemnify and hold harmless Caneum against any and all claims, demands, injunctions, judgments, orders, rulings, penalties, fees, losses, damages, injuries, obligations and liabilities, including but not limited to interest, penalties and reasonable attorney's fees, that Caneum may suffer or incur by reason of the falsity or breach of a representation, warranty or covenant made by Company in or pursuant to this Agreement. Solely for purposes of the preceding sentence, Company shall also be deemed to have made the warranties and representations in Sections
2.10(a) and the last sentence of Section 2.11 without the words to the best knowledge of the Company and in Section 2.12(c) without the words known to the Company to be.

10.  MISCELLANEOUS

     10.1 Amendments and Waivers. This Agreement may be amended or modified only by an instrument in writing signed by both Caneum and Company. Any waiver of rights under this Agreement must also be in a writing signed by the waiving party. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature.

     10.2 Severability. If any provision of this Agreement or its application to any Person or circumstances is held to be unenforceable or invalid by any court of competent jurisdiction, its other applications and the remaining provisions of this Agreement will be interpreted so as best reasonably to effect the intent of the parties.

     10.3 Notices. Any notice or other communication to a party pursuant to this Agreement will be deemed to have been duly given if given personally to the party or on the date of delivery in writing, addressed to the party, at the following address:

          If to Caneum:       Caneum, Inc.
                              170 Newport Center Drive
                              Suite 220
                              Newport Beach, CA 92660

          If to Company:      Pipeline Software, Inc.
                              1400 Quail Street, Suite 270
                              Newport Beach, CA 92660

Any party may change its address for purposes of this paragraph by giving the other parties written notice of the new address in the manner set forth above.

     10.4 Attorneys' Fees. If either party shall bring a legal action or other proceeding against the other party to enforce or interpret any of the provisions of this Agreement, or relating to the agreements under transactions contemplated by this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs incurred in that action or proceeding.

     10.5 Entire Agreement. This Agreement, together with the agreements to be entered at the Closing, constitutes the entire agreement between the parties pertaining to its subject matter and supersedes all prior written or oral agreements and understandings of the parties relating to the subject matter of this Agreement.

     10.6 Governing Law. This Agreement shall be construed under and governed by the laws of the State of California, excluding conflict of law provisions.

     10.7 Successors and Assigns. Subject to the terms of the Stock Acquisition Agreement, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. This Agreement may not be assigned in whole or in part by either party without the prior written consent of the other party.

     10.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

     10.9 Number and Gender. With respect to words used in this Agreement, the singular form shall include the plural form, the masculine gender shall include the feminine or neuter gender, and vice versa, as the context requires.

     10.10 Further Actions. Each party agrees to execute and deliver any further documents and to do any additional acts reasonably required to carry out the terms of this Agreement.

     10.11 Drafting. Any rule of law (including California Code of Civil Procedure Section 1864 or California Civil Code Section 1654) or legal decision that would require interpretation against the drafter of this Agreement is not applicable and is waived.

     10.12 Full Knowledge. By their signatures, the parties acknowledge that they have carefully read and fully understand the terms and conditions of this Agreement, that each party has had the benefit of counsel, and that each party has freely agreed to be bound by the terms and conditions of this Agreement.

     10.13 Headings. The descriptive headings of the various sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

     10.14 Survival of Covenants, Representations and Warranties. All covenants, representations and warranties made in this Agreement by either party, or in any statement or document delivered to either party, shall survive the making of this Agreement and the Merger and shall continue thereafter to be binding upon the parties.

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

     This Agreement has been entered into at Newport Beach, California as of the date set forth in the first paragraph above.

                              Caneum, Inc.,
                              a Nevada corporation

                              By /s/ Sukhbir Mudan
                              Sukhbir Mudan, President


                              Pipeline Software, Inc.,
                              a California corporation

                              By /s/ Charlie Sundling
                              Charlie Sundling, President

                              By /s/ Raju Patel
                              Raju Patel, Vice President




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